EXHIBIT 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of September 6, 2006 by and among Hormel Foods Corporation, a Delaware corporation (“Parent”), Crumbles Acquisition Corp., a Delaware corporation (“Sub”), Provena Foods Inc., a California corporation (“Seller”) and the shareholders of Seller, whose names appear on Schedule I hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, Seller, Parent and Sub have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”) concurrently with the execution of this Agreement, which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) and the issuance of shares of common stock of Parent in exchange for all of the issued and outstanding shares of capital stock of Seller (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or options to purchase the number of shares of common stock, no par value, of Seller (the “Seller Common Stock”) set forth opposite such Shareholder’s name on Schedule I hereto (all shares owned by such Shareholder from time to time and for which beneficial ownership (as such term is defined pursuant to such Rule 13d-3(a)) may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder’s “Subject Shares”);

WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub, Seller and the Shareholders hereby agree as follows:

Article I

Definitions

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

Article II

Voting of Shares

SECTION 2.1. Agreement to Vote. From the date of the Merger Agreement until the termination of this Agreement pursuant to Section 4.1 hereof (the “Term”), at every time as Seller convenes a meeting of, or otherwise seeks a vote or written consent of, Seller’s shareholders with respect to the following, each Shareholder hereby agrees to vote or consent, or cause to be voted or consented, to the extent not voted by Parent as such Shareholder’s Proxy (as defined in Section 2.2 hereof), all of such Shareholder’s Subject Shares held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the “Record Date”):

(a) in favor of the approval of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

(b) against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Shareholder further agrees not to enter into any agreement or understanding with any person to vote or consent to or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

SECTION 2.2. Proxy; Reliance. Each Shareholder hereby constitutes and appoints Parent with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney-in-fact and proxy (its “Proxy”), for and in its name, place and stead, to vote or grant a consent or approval for such Shareholder’s Subject Shares held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Shareholder understands and acknowledges that Parent and Sub have entered into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent’s request, each Shareholder will perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote Shareholder’s Subject Shares with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

SECTION 2.3. Limitation. Each Shareholder shall retain at all times the right to vote such Shareholder’s Subject Shares in such Shareholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller’s shareholders generally.

SECTION 2.4. Capacity. The parties hereby agree that each Shareholder is executing this Agreement solely in his, her or its capacity as a shareholder of Seller. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of any Shareholder’s fiduciary duties as an officer or director of Seller, where applicable.

SECTION 2.5. Transfer of Subject Shares. Except as otherwise contemplated by the Merger Agreement or as provided herein, from and after the date of this Agreement until the termination of this Agreement, each Shareholder agrees that it will be the beneficial owner of all of such Shareholder’s Subject Shares and will hold such Subject Shares free and clear of all Liens and will not, directly or indirectly, without the prior written consent of Parent:

(a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Shareholder’s Subject Shares, or any interest therein;

(b) grant any proxies or powers of attorney inconsistent with the terms and provisions hereof, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

(c) take any action that would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement or making any representation or warranty of such Shareholder contained in this Agreement untrue or incorrect; or

(d) enter into any agreement or binding arrangement providing for any of the actions described in clause (a), (b) or (c) above.

SECTION 2.6. Waiver. Each Shareholder hereby irrevocably waives any right to dissent from the Merger that Shareholder may have.

SECTION 2.7. Permitted Activities. Nothing in this Agreement shall be construed to (i) require any Shareholder to exercise any option, warrant or other right to acquire shares of capital stock of Seller, or (ii) prohibit any Shareholder from engaging in a net exercise of any option, warrant or other right to acquire shares of capital stock of Seller in accordance with the terms thereof.

Article III

Representations and Warranties of the Shareholders

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

(a) Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) by such Shareholder as of the date of this Agreement, and such Shareholder has good title to all such shares free and clear of all Liens (except for Liens created hereby). Shareholder has full and unrestricted power to dispose of and to vote the Subject Shares, subject to this Agreement and applicable law.

(b) Such Shareholder has all requisite legal capacity and, if an entity, power and authority, to enter into and perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and when duly and validly executed and delivered by Parent and Sub will constitute a valid and binding agreement of such Shareholder, enforceable against him, her or it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by equitable principles generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

(c) Except as contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration, consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by him, her or it of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Shareholder, the consummation by him, her or it of the transactions contemplated hereby or compliance by him, her or it with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which he, she or it or any of his, her or its properties or assets may be bound, except as could not reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations hereunder, (iii) require any consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s Subject Shares.

(d) There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to such Shareholder’s knowledge, threatened against such

Shareholder or any other person, that restricts in any respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Article IV

Miscellaneous

SECTION 4.1. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Shareholder without the prior written consent of such Shareholder or (iv) the mutual agreement of the parties hereto. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Parent, the Sub, their officers or directors or the Shareholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

SECTION 4.2. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 4.3. Notice. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally, via facsimile (receipt confirmed), by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address as shall be specified by like notice):

(a)	if to Parent or Sub:

Hormel Foods Corporation

One Hormel Place

Austin, Minnesota 55912

Fax No: (507) 437-5129

Attention: Executive Vice President and Chief Financial Officer

with a copy to: General Counsel

With a copy (which copy is not required for notice to be effective) to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Robert A. Rosenbaum, Esq.

Facsimile: (612) 340-7800

(b)	if to Seller:

Provena Foods Inc.

251 D’Arcy Parkway

Lathrop, CA 95330

Attention: Theodore L. Arenas

Facsimile: (209) 858-1102

With a copy (which copy is not required for notice to be effective) to:

Sheppard, Mullin Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, CA 92626

Attention: Ethan Feffer

Facsimile: (714) 428-5984

(c)	if to a Shareholder, at the address set forth below such Shareholder’s name on Schedule I hereto.

SECTION 4.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

SECTION 4.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

SECTION 4.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of Parent, in the case of an assignment by a Shareholder, or Shareholders holding a majority of the Subject Shares of all Shareholders, in the case of an assignment by Parent or Sub; provided, however, that Sub may assign its rights, interests or obligations to any of Parent’s wholly owned subsidiaries (provided that Parent may not thereafter transfer any interest in such subsidiary to any other entity other than another wholly owned subsidiary of Parent). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 4.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.9. Failure or Indulgence Not a Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 4.10. Specific Performance. Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Parent and Sub for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that Parent and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Parent and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Parent and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

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IN WITNESS WHEREOF, Parent, Sub, Seller and each Shareholder have caused this Agreement to be executed as of the date first written above.

HORMEL FOODS CORPORATION

By:
Name:
Title:

CRUMBLES ACQUISITION CORP.

By:
Name:
Title:

PROVENA FOODS INC.

By:
Name:
Title:

SHAREHOLDERS:

Theodore L. Arena

Ronald A. Provera & Madelyn M. Provera TR
UA DTD 09/25/98 R/M Provera Family Trust

By:
Name:
Title:

Ronald A. Provera

Santo Zito

Santo Zito IRA FCC as Custodian

By:
Name:
Title:

Santo Zito & Josephine Zito JT TEN

Louis Arena & Yolanda Arena Revocable Trust dtd 9/28/1988

By:
Name:
Title:

Oppenheimer & Co. Inc. Custodian fbo
Yolanda Arena IRA

By:
Name:
Title:

Thomas J. Mulroney & Marsha J. Mulroney JT TEN

Thomas J. Mulroney

John D. Determan & Gloria R. Determan JT TEN

SCHEDULE I

Name and Address of Shareholder	Seller Common Stock	Stock Options exercisable for Seller Common Stock	Aggregate Number of Shares of Seller Common Stock (assuming exercise of all options, whether or not vested)
Theodore L. Arena 65 Falkirk Lane Hillsborough, CA 94010	299,994	91,458	391,452

Ronald A. Provera & Madelyn M. Provera TR UA DTD 09/25/98 R/M Provera Family Trust 4 Estates Drive Villa Park, CA 92861	320,430		320,430

Ronald A. Provera 4 Estates Drive Villa Park, CA 92861	1,900		1,900

Santo Zito 1241 Edgeview Drive Santa Ana, CA 92705	356,530		356,530

Santo Zito IRA FCC as Custodian 1241 Edgeview Drive Santa Ana, CA 92705	24,000		24,000

Santo Zito & Josephine Zito JT TEN 1241 Edgeview Drive Santa Ana, CA 92705	17,000		17,000

Louis Arena & Yolanda Arena Revocable Trust dtd 9/28/1988 Louis Arena Jr. ttee 9 Tierra Vista Laguna Hills, CA 92653	263,030		263,030

Name and Address of Shareholder	Seller Common Stock	Stock Options exercisable for Seller Common Stock	Aggregate Number of Shares of Seller Common Stock (assuming exercise of all options, whether or not vested)
Oppenheimer & Co. Inc. Custodian fbo Yolana Arena IRA 25465 Classics Drive Mission Viejo, CA 92691	4,000		4,000

Thomas J. Mulroney & Marsha J. Mulroney JT TEN 1267 Montevideo Ave. Placentia, CA 92870	19,838		19,838

Thomas J. Mulroney 1267 Montevideo Ave. Placentia, CA 92870	8,500	15,653	24,153

John D. Determan & Gloria R. Determan JT TEN 25 So. El Molino Street Alhambra, CA 91801	335,327		335,327